UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2016

SORRENTO THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36150	33-0344842
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9380 Judicial Drive

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 210-3700

N/A

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 2, 2016, Sorrento Therapeutics, Inc. (“Sorrento”), Scintilla Pharmaceuticals, Inc., a subsidiary of Sorrento (“Scintilla”), and Scilex Pharmaceuticals, Inc. (“Scilex”) entered into a binding term sheet (the “Binding Term Sheet”) setting forth the terms and conditions by which Scintilla will, through a subsidiary, purchase all of the issued and outstanding equity of Scilex (the “Acquisition”). Subject to certain conditions, and in exchange for all of the issued and outstanding equity of Scilex, Scintilla will: (1) at the closing of the Acquisition (the “Closing”), pay to the equityholders of Scilex an aggregate of $100 (the “Cash Consideration”), and (2) following the earlier to occur of (a) the closing of the next third party equity financing of Scintilla or the initial public offering of shares of common stock of Scintilla (“Scintilla Common Stock”) in the United States (a “Financing”), or (b) the two-year anniversary of the Closing, issue to the equityholders of Scilex an aggregate of $70,000,000 of shares of Scintilla Common Stock, subject to adjustment in certain circumstances, based upon the valuation of Scintilla immediately after such Financing or otherwise as of the two-year anniversary of the Closing (the “Stock Consideration”); however, 20% of the Stock Consideration will be placed into escrow, a portion of which will be held for a period of up to six or 12 months to secure certain obligations of Scilex and its equityholders in connection with the Acquisition. The Cash Consideration and the Stock Consideration will be paid to the Scilex equityholders on a pro rata basis based on each such equityholder’s equity interest in Scilex as of the Closing.

In exchange for Scilex’s agreement under the Binding Term Sheet to negotiate exclusively with Sorrento and Scintilla with respect to the Acquisition, Sorrento paid $500,000 to Scilex upon execution of the Binding Term Sheet (the “Standstill Payment”). If the Closing occurs, the Standstill Payment will be credited against the value of the Stock Consideration payable by Scintilla to the Scilex equityholders. If the Closing does not occur by a specified deadline, unless otherwise agreed to by Sorrento and Scilex, the Standstill Payment will be deemed to be an investment by Sorrento in Scilex’s next third party financing. Additionally, pursuant to the terms of the Binding Term Sheet, Sorrento agreed that, upon the Closing, it will contribute $10,000,000 to Scintilla to fund, among other things, Scintilla’s working capital expenses, the development of Scintilla’s lead program resiniferatoxin (“RTX”) for the treatment of intractable cancer pain, as well as the development of ZTlido™ (lidocaine), Scilex’s lead product candidate, and the development of certain of Scintilla’s other technologies and product candidates.

The final terms of the Acquisition are subject to the negotiation and finalization of the definitive agreements relating to the Acquisition and the material terms of the Acquisition may differ from those set forth in the Binding Term Sheet. In addition, the Closing will be subject to various customary and other closing conditions.

Henry Ji, Ph.D., Sorrento’s President and Chief Executive Officer and a member of Sorrento’s Board of Directors (the “Board”), through one or more of his affiliated entities, and George Ng, Sorrento’s Executive Vice President, Chief Administrative Officer and Chief Legal Officer, are stockholders of Scilex and currently own approximately 6.5% and 8.6%, respectively, of Scilex’s total outstanding capital stock. Joseph Gunnar & Co., LLC provided an opinion to the Board opining that the consideration to be paid by Scintilla in the Acquisition is fair, from a financial point of view to, Sorrento’s stockholders.

The foregoing summary of the Binding Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the Binding Term Sheet that will be filed with the Securities and Exchange Commission as an exhibit to Sorrento’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

Item 8.01.	Other Events.

On August 8, 2016, Sorrento issued the press release attached hereto as Exhibit 99.1 announcing the entry into the Binding Term Sheet.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release, dated August 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SORRENTO THERAPEUTICS, INC.

Date: August 8, 2016	By:	/s/ Henry Ji
		Name:	Henry Ji, Ph.D.
		Title:	President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release, dated August 8, 2016.